EXHIBIT 21

SUBSIDIARIES

Name	Jurisdiction in which Incorporated
HARTMARX CORPORATION (Registrant)	Delaware
Consolidated Apparel Group, Inc.	Delaware
Coppley Apparel Group Limited .	Ontario, Canada
Direct Route Marketing Corporation	New Hampshire
Hart Schaffner & Marx	New York
HMX Sportswear, Inc.	New York
National Clothing Company, Inc.	New York
Hickey-Freeman Co., Inc.	Delaware
HMX Luxury, Inc.	New York
International Women’s Apparel, Inc.	Texas
Jaymar-Ruby, Inc. (d/b/a Trans-Apparel Group)	Indiana
Anniston Sportswear Corporation	Indiana
Monarchy Group, Inc.	Delaware
Simply Blue Apparel, Inc.	Delaware
Sweater.com Apparel, Inc.	Delaware
NYC Sweaters, Inc.	New York
Universal Design Group, Ltd.	New York
M. Wile & Company, Inc. (d/b/a HMX Tailored)	New York
Exclusively Misook Apparel division
Zooey Apparel, Inc.	Delaware

The names of 36 subsidiaries are omitted, as such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary. The Registrant owns, directly or indirectly, 100% of the voting securities of both the named and unnamed subsidiaries, except for one of the unnamed subsidiaries, which is owned 50.1% by a wholly-owned subsidiary of the Registrant. All of the above subsidiaries (including unnamed subsidiaries) are included in the consolidated financial statements of the Registrant and its subsidiaries.